Exhibit 3.1

ADVAXIS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES E PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Advaxis, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) on November 16, 2022, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series E Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), provides for a class of capital stock of the Corporation known as Preferred Stock, consisting of 5,000,000 shares, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to determine the number of shares of any series of Preferred Stock, the voting power of shares of each such series and the designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as described above, to fix the rights, preferences, restrictions and other matters relating to a series of Preferred Stock, which shall consist of ten (10) shares of such Preferred Stock, which the Corporation has authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of ten (10) shares of such Preferred Stock and (iii) the Board of Directors hereby fixes the rights, preferences, privileges and restrictions of such share of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series E Preferred Stock (the “Series E Preferred Stock”), and the number of shares so designated shall be ten (10). The shares of Series E Preferred Stock shall have a par value of $0.001 per share and will be uncertificated and represented in book-entry form.

2. Dividends. The holder of Series E Preferred Stock, as such, shall not be entitled to receive dividends or distributions of any kind.

3. Voting Rights

3.1. Except as otherwise provided by the Certificate of Incorporation or required by law, the holder of Series E Preferred Stock shall have no voting rights, except that the holder of Series E Preferred Stock shall have the right to vote on any resolution or proposal presented to the stockholders of the Corporation to: (i) change the name of the Corporation to “Ayala Pharmaceuticals, Inc.” (the “Name Change Proposal”) and (ii) approve an amendment to the Certificate of Incorporation to effect a reverse stock split of the Corporation’s issued and outstanding Common Stock (as defined below) within a range as determined by the Board of Directors in accordance with the terms of such amendment (the “Reverse Stock Split Proposal”, and together with the Name Change Proposal, the “Stockholder Proposals”).

3.2. Except as otherwise provided herein, the outstanding shares of Series E Preferred Stock shall have 200,000,000 votes per share. The outstanding shares of Series E Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Stockholder Proposals and shall not be entitled to vote on any other matter except to the extent required under the DGCL.

3.3. The shares of Series E Preferred Stock shall be voted, without action by the holder, on the Stockholder Proposals in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Stockholder Proposals (and, for purposes of clarity, such voting rights shall not apply on any other resolution presented to the stockholders of the Corporation).

4. Rank; Liquidation and Other. The Series E Preferred Stock shall have no rights as to any distribution of assets of the Corporation for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5. Transfer. The Series E Preferred Stock may not be Transferred at any time prior to stockholder approval of the Stockholder Proposals without the prior written consent of the Board of Directors. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the shares of Series E Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

6. Redemption.

6.1. The outstanding shares of Series E Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion, or (ii) automatically upon the stockholder approval of the Reverse Stock Split Proposal (any such redemption pursuant to this Section 6.1, the “Redemption”). As used herein, the “Redemption Time” shall mean the effective time of the Redemption.

6.2. The shares of Series E Preferred Stock redeemed in the Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $1,000 in cash (the “Redemption Price”) for the shares of Series E Preferred Stock that is owned of record as of immediately prior to the applicable Redemption Time and redeemed pursuant to the Redemption, payable upon the applicable Redemption Time.

6.3. From and after the time at which the shares of Series E Preferred Stock are called for Redemption (whether automatically or otherwise) in accordance with Section 6.1, such shares of Series E Preferred Stock shall cease to be outstanding, and the only right of the former holder of such shares of Series E Preferred Stock, as such, will be to receive the applicable Redemption Price. The shares of Series E Preferred Stock Redeemed by the Corporation pursuant to this Certificate of Designation shall be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock, upon such Redemption. Notice of a meeting of the Corporation’s stockholders for the submission to such stockholders of any proposal to approve the Stockholder Proposals shall constitute notice of the Redemption of shares of Series E Preferred Stock and result in the automatic Redemption of the shares of Series E Preferred Stock at the Redemption Time pursuant to Section 6.1 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the Redemption of the shares of Series E Preferred Stock and shall continue to keep such funds apart for such payment through the payment of the purchase price for the Redemption of such shares.

7. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, Advaxis, Inc. has caused this Certificate of Designation of Series E Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 1st day of December, 2022.

ADVAXIS, INC.

By:	/s/ Kenneth A. Berlin
Name:	Kenneth A. Berlin
Title:	President & Chief Executive Officer

[Signature Page to the Certificate of Designation]